Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement, dated as of February 3, 2020 (this “Agreement”), is entered into by and between Cerecor Inc., a Delaware corporation (“Parent”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as “Rights Agent”.

RECITALS

WHEREAS, Parent, Genie Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Second Genie Sub, LLC, a Delaware limited liability company, and Aevi Genomic Medicine, Inc., a Delaware corporation (“Company”), have entered into an Agreement and Plan of Merger and Reorganization dated as of December 5, 2019 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Company (the “First Merger”), with Company surviving the First Merger as a subsidiary of Parent, and the surviving company of the First Merger will merge with and into Second Genie Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Genie Merger Sub surviving the Second Merger as a subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to Company’s stockholders the right to receive contingent payments as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the proportionate benefit of all Holders, as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.01    Definitions. As used in this Agreement, the following terms will have the following meanings:

“AEVI-002” means Company’s monoclonal antibody it is developing as part of its genomic research collaboration with The Children’s Hospital of Philadelphia.

“AEVI-002 Program” means Company’s study of AEVI-002 for use in Pediatric Onset Crohn’s Disease.

“AEVI-006” means Company’s licensed mTORC1/2 inhibitor.

“AEVI-006 Program” means Company’s program aimed at developing and commercializing AEVI-006.

“AEVI-007” means Company’s licensed fully human monoclonal antibody that targets interleukin 18, or IL-18.

“AEVI-007 Program” means Company’s program aimed at developing AEVI-007.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Parent Board and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the city of New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” means each share of Company Common Stock that was owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time, which has automatically been cancelled and retired and ceases to exist, and no CVR Payment Amount shall be delivered in exchange therefor.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (b) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (c) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means each share of common stock, par value $0.0001 per share, of the Company.

“CVR Payment Amount” means an amount up to $6,500,000 based upon completion of the Milestones consisting of: (i) $2,000,000 upon completion of the Study Milestone; and (ii) $4,500,000 upon completion of the NDA Milestone.

“CVRs” means the rights of Holders to receive contingent Parent Common Stock or cash payments, or a combination of contingent Parent Common Stock and cash payments, pursuant to this Agreement.

“Dissenting Shares” means shares of Company Common Stock that were not converted into and are not exchangeable for a right to receive the CVR Payment Amount because the holder of such Company Common Stock exercised his, her, or its appraisal rights in compliance with Section 262 of the DGCL.

“DGCL” means the Delaware General Corporation Law.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the time the First Merger becomes effective pursuant to the Merger Agreement.

“Excess Cash Amount” has the meaning set forth in Section 2.04(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Majority Holders” has the meaning set forth in Section 3.01(b).

“Milestone” and “Milestones” mean, as applicable, the Study Milestone, the NDA Milestone, or both of the Study Milestone and the NDA Milestone.

“Milestone Cash Payment” has the meaning set forth in Section 2.04(a).

“Milestone Notice” has the meaning set forth in Section 2.04(a).

“Milestone Notice Date” has the meaning set forth in Section 2.04(b).

“Milestone Stock Payment” has the meaning set forth in Section 2.04(a).

“Nasdaq” means the Nasdaq Capital Market.

“NDA Milestone” means the receipt from the U.S. Food and Drug Administration of a New Drug Application approval for either AEVI-006 or AEVI-007 achieved or occurring prior to the sixty (60)-month anniversary of the date of this Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Permitted Transfer” means a transfer of CVRs (a) on death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-

qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Parent for any or no consideration.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Study Milestone” means the enrollment of a patient in a Phase II study related to the AEVI-002 Program, the AEVI-006 Program or the AEVI-007 Program, prior to the twenty-four (24)-month anniversary of the date of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Tax” and “Taxes” mean all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Trading Day” means a day on which Nasdaq is open for trading.

“Volume Weighted Average Price” means an amount equal to the volume weighted average price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) for the five Trading Days immediately prior to the date Parent makes the applicable payment.

Section 1.02    Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars. For clarity, the parties agree that the phrase “materially adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or materially delay (y) any payment to the Holders under this Agreement, or (z) any achievement by the Company or its successor or their affiliates of the Milestones.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.01    CVRs; Appointment of Rights Agent.

(a)    As provided in the Merger Agreement, each Holder is entitled to one CVR for each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares). Each CVR represents the right of a Holder to receive the aggregate CVR Payment Amount divided by the number of then-outstanding CVRs pursuant to this Agreement, to be paid in accordance with this Agreement. The initial Holders will be determined in accordance with the Merger Agreement.

(b)    Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

Section 2.02    Nontransferable. The CVRs will not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or any other manner of transfer or disposal of, in whole or in part, the CVRs (other than through a Permitted Transfer) will be void and of no effect.

Section 2.03    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    The CVRs will not be evidenced by a certificate or other instrument.

(b)    The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as permitted herein. The CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.02 of this Agreement.

(c)    Subject to the restrictions on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer, including a description of how the transfer qualifies as a Permitted Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.02), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.04    Payment Procedures.

(a)    Within ten Business Days following the Company’s determination that it has achieved the Study Milestone or NDA Milestone, if any, Parent will (i) deliver to the Rights Agent a written notice (in each case, a “Milestone Notice”) indicating the applicable Milestone achieved and (ii) in accordance with Section 4.02, transfer to the Rights Agent, at the Parent’s sole discretion, (A) subject to the valuation methodology set forth below, shares of Parent Common Stock (a “Milestone Stock Payment”), (B) cash (a “Milestone Cash Payment”), or (C) a combination thereof (but in no case less than the Excess Cash Amount), equal to the aggregate CVR Payment Amount then due and payable to the Holders. For purposes of this Agreement, shares of Parent Common Stock will be valued based on the Volume Weighted Average Price.
(b)    The Rights Agent will, within ten Business Days of receipt of any Milestone Notice (each such date, a “Milestone Notice Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent will also pay the applicable CVR Payment Amount to the Holders, with each Holder receiving (1), on account of any Milestone Stock Payment, the number of shares of Parent Common Stock equal in value (as set forth in Section 2.04(a)) to the product of A * B, where “A” equals the quotient of (i) the applicable CVR Payment Amount in respect of the applicable Milestone, divided by (ii) the then-outstanding number of CVRs held by all Holders including Parent, and “B” equals the number of CVRs held by such Holder as reflected on the CVR Register (such calculation, the “Pro Rata Share”), and, (2), on account of any Milestone Cash Payment, such Holder’s Pro Rata Share of the Milestone Cash Payment. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with the Parent’s stock transfer agent, or at Parent’s discretion, by book entry registration with the Parent’s stock transfer agent. The Milestone Cash Payment to be paid pursuant to the foregoing, shall be paid by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Notice Date.

(c)    In the event that any CVR Payment Amount payable to the Holders under Section 2.04(a) or Section 2.04(b) includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s Pro Rata Share of shares of Parent Common Stock, in accordance with applicable Law.

(d)    Each of the Parent and the Surviving Corporation shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Laws. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of the applicable CVR Payment Amount by the Rights Agent set forth in under Section 2.04(a) or Section 2.04(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(e)    Any portion of any CVR Payment Amount that remains undistributed to the Holders one year after an applicable Milestone Notice Date will be delivered by the Rights Agent to Parent, upon written demand, and any Holder will thereafter look only to Parent for payment of such CVR Payment Amount, without interest.

(f)    Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s reasonable best efforts to deliver a CVR Payment Amount to the applicable Holder, any CVR Payment Amount has not been paid prior to one (1) year after an applicable Milestone Notice Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)    Except to the extent any portion of any CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the CVR Payment Amounts received with respect to the Company Common Stock pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Company Common Stock, and none of the parties will take any position to the contrary on any U.S. federal and applicable state and local income tax return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(h)    If any cash payment arising as a result of the achievement of a Milestone (including any payment of fractional shares as set forth in Section 2.04(j)) would result in the Mergers’ failing to meet the “continuity of interest” requirement set forth in Section 1.368-1(e) of the Treasury Regulations promulgated under the Code, or would otherwise cause the Mergers to fail to qualify as a “reorganization” within the meaning of Code Section 368(a), Parent shall, in lieu of cash consideration, issue to the Rights Agent, on behalf of and for the benefit of the Holders, a number of shares of Parent Common Stock (valued as set forth in Section 2.04(a)) necessary to cause the Mergers to meet the “continuity of interest” requirement set forth in Section 1.368-1(e) of the Treasury Regulations promulgated under the Code (taking into account for such determination the value of such Parent Common Stock at both the time of such payment and at the Effective Time of the First Merger) or otherwise causing the Mergers to fail to qualify as a “reorganization” within the meaning of Code Section 368(a), but in no event will Parent be required to issue Parent Stock valued in excess of the portion of the CVR Payment that has been earned as a result of the achievement of the applicable Milestone.

(i)    Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Parent Common Stock issued, or issuable, pursuant to the terms of this Agreement and the Merger Agreement exceed the maximum amount permitted under Nasdaq rules without shareholder approval, in which case any remaining amount of the CVR Payment Amount shall be paid in cash (the “Excess Cash Amount”) pursuant to Section 2.04(a); provided, however, if the Excess Cash Payment would result in the Mergers failing to meet the “control” requirement of Section 368(a)(2)(E) of the Code, or would otherwise cause the Mergers to fail to qualify as a tax-free reorganization, then Parent shall use its commercially reasonable efforts to promptly obtain the necessary approval under the Nasdaq listing requirements or the requirements of any applicable securities exchange or trading market on which the Parent Common Stock is then listed in order to issue such shares and the payment requirements under this Agreement shall be suspended until such approval is obtained. Parent covenants and agrees to, as expeditiously as practicable, register or qualify the issuance of all shares of Parent Common Stock issued or transferred to Holders under this Agreement under the Securities Act and the securities or “Blue Sky” laws of each jurisdiction in which such registration or qualification is necessary.

(j)    Fractional Share Provision. No fractional shares of Parent Common Stock shall be issued under this Agreement, and in lieu of any fraction share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product obtained by multiplying the Volume Weighted Average Price for the applicable payment by the fraction of a share the Holder would otherwise be entitled to receive.

Section 2.05    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)    Interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)    The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Mergers, and therefore will not have any voting or dividend rights of any equity or ownership interest in Parent or in any constituent company to the Mergers.

Section 2.06    Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE III
THE RIGHTS AGENT

Section 3.01    Certain Duties and Responsibilities.

(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its violation of law, willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b)    The Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs (the “Majority Holders”), may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the acting Holders (on behalf of all Holders)

shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Majority Holders in accordance with this clause (b).

Section 3.02    Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)    the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)    whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable judgment), request and rely upon an Officer’s Certificate with respect to such matter;

(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)    the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)    the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)    Parent agrees to indemnify Rights Agent and its affiliates and their respective employees, officers and directors for, and hold Rights Agent and its affiliates and their respective employees, officers and directors harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s violation of law, gross negligence, bad faith or willful misconduct; and

(g)    Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent from time to time, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder, which expenses may not exceed $15,000 in the aggregate without the prior written approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned); provided that the foregoing limitation on expenses shall not apply to Parent’s indemnification obligations in clause (f) above.

Section 3.03    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation will take effect, which notice will be sent at least thirty days prior to the date so specified. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least thirty days prior to the date so specified.

(b)    If the Rights Agent resigns, is removed or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(b), become the successor Rights Agent.

(c)    Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)    Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing the Majority Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent. Notwithstanding anything contained herein to the contrary, Parent’s and Holders’ obligations to the Rights Agent (including, without limitation, the obligations in Section 3.02) shall survive in all respects the resignation or removal of the Rights Agent.

ARTICLE IV
COVENANTS

Section 4.01    List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days after the Effective Time.

Section 4.02    Payment of CVR Payment Amounts. Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable CVR Payment Amount, if any, prior to or on the applicable Milestone Notice Date.

Section 4.03    Records. Parent shall maintain (and shall cause its affiliates to maintain) records relating to the Milestones in sufficient detail to permit the Holders to confirm whether any Milestones giving rise to any CVR Payment Amounts have been achieved by Parent or Company or their successors or affiliates.

ARTICLE V
AMENDMENTS

Section 5.01    Amendments without Consent of Holders. Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence any successor to or permitted assignee of Parent and the assumption by any such successor or permitted assignee of the covenants of Parent herein as provided in Section 6.03. Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(a)     to evidence the succession of another Person as a successor Rights Agent in accordance with ARTICLE III and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(b)    to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(c)    to cure any ambiguity, to correct or supplement any provision herein that may be a manifest error or defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(d)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders; or

(e)    any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.01, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02    Amendments with Consent of Holders.

(a)    Subject to Section 5.01 (which amendments pursuant to Section 5.01 may be made without the consent of the Holders), with the consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)    Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Parent will mail (or, to the extent requested by Parent in writing, cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.03    Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.04    Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.01    Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:
Address:    6201 15th Avenue
Brooklyn, NY 11217
Telephone:    (718) 921-8200
Email:    reorg-RM@astfinancial.com
Attention:    David Barker

With a copy to:

American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Legal Department
Email: legalteamAST@astfinancial.com

If to Parent, to it at:
Address:        540 Gaither Road, Suite 400, Rockville, MD 20850
Telephone:    (410) 803-6406
Email:    jmiller@cerecor.com

Attention:    Joseph Miller, Chief Financial Officer

With a copy to Wyrick Robbins Yates & Ponton LLP:
Address:        4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607
Telephone:    (919) 781-4000
Email:    dreynolds@wyrick.com; dcreekman@wyrick.com
Attention:    Don Reynolds and David Creekman

The Rights Agent or Parent may specify a different address, email address or facsimile number by giving notice to each other in accordance with this Section 6.01 and to the Holders in accordance with Section 6.02.

Section 6.02    Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.03    Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent (each, an “Assignee”); provided that Parent shall remain liable for the performance by any such assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees satisfying the conditions of the preceding sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assignees, and this Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate; provided, that in the event of a Change of Control, Parent or Company, as applicable, shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement, in which case the obligation to issue Parent Common Stock set forth herein shall be assumed by the ultimate parent company in such Change of Control and the equity issuable hereunder shall be the equity of such new Person. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Majority Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.03 shall be void and of no effect.

Section 6.04    Benefits of Agreement. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, acting by the written consent of the Majority Holders, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement.

Section 6.05    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 6.06    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 6.01 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.06; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.07    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.08    Counterparts and Signature. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 6.09    Termination. Except as otherwise provided in Section 2.04(f), this Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (except as set forth in Article III), and no payments will be required to be made upon the first to occur of: (a) payment of all

CVR Payment Amounts required to be paid under this Agreement, or (b) the failure to achieve the NDA Milestone prior to the sixty (60)-month anniversary of the date of this Agreement and, only if the Study Milestone was achieved, payment of the CVR Payment Amount in respect of the completion of the Study Milestone. In no event will any CVR Payment Amount become payable (x) in respect the Study Milestone achieved or occurring on or after the twenty-four (24)-month anniversary of this Agreement, or (b) in respect of the NDA Milestone achieved or occurring on or after the sixty (60)-month anniversary.

Section 6.10    Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto, the documents and instruments referred to therein and the documents delivered pursuant thereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

Section 6.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CERECOR INC.
By: /s/ Joseph M. Miller
Name: Joseph M. Miller
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By: /s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions